Exhibit 4.10

AGENCY AGREEMENT

November 22, 2010

Adira Energy Ltd.	Adira Energy Israel Ltd
30 St. Clair Avenue West, Suite 901	Weizmann 2
Toronto Ontario	Tel Aviv
M4V 3A1	64239

Attention:	Mr. Alan Friedman
President

Dear Sirs:

DS Apex Mergers & Acquisitions Ltd. (the “Agent”) understands that Adira Energy Ltd. ( the “Company” or “Corporation”) and Adira Energy Israel Ltd (“Adira Israel”) propose to issue and sell a minimum of $4,000,000 USD to a maximum of $11,000,000 USD worth of subscription receipts of the Company (the “Subscription Receipts”) on a brokered basis through the Agent, and directly on a non-brokered basis, at the price of $0.40 USD per Subscription Receipt (the “Offering”). Each Subscription Receipt shall be:

(a)

exercised into one common share of the Corporation (each, a “Common Share”) and one half of one Common Share purchase Warrant (each whole warrant, a “Warrant”) (collectively, the Common Shares and Warrants shall be referenced as the “Units”):

	(i)	automatically upon the satisfaction of the Escrow Release Conditions (as defined below); or

(ii)

upon non-completion of the Escrow Release Conditions in accordance with the subscribers instructions to exercise delivered in accordance with section 3 of the Subscription Agreement (as hereinafter defined); or

(b)	upon non-completion of the Escrow Release Conditions redeemed for the Redemption Price (as hereinafter defined).

Each Warrant will be exercisable for up to 36 months from the date of issue (the “Warrant Expiry Date”) upon payment of a price of $0.55 USD (the “Warrant Exercise Price”). In the event the exchange the Company is listed on is Canadian, the Common Share trading price will be quoted in Canadian dollars.

The Offering may be completed in one or more partial closings at the discretion of the Company and the Agent (subject to the necessary regulatory approvals) and each such partial closing shall be made in accordance with the terms of this Agreement. For the purposes of this Agreement, the date of such partial closing shall be a Closing Date (as defined below).

Upon and subject to the terms and conditions hereof, the Agent hereby agrees to act as, and the Company hereby appoints the Agent as, its exclusive Agent to offer the Subscription Receipts for sale on the Closing Date to offshore investors. The Agent hereby agrees to use its reasonable best efforts to lawfully secure the subscriptions therefor, provided the Agent shall not be under any obligation to purchase any Subscription Receipts.

In consideration for its services hereunder, the Agent shall be entitled to the fee provided for in Article 9 hereof, which fee shall be payable upon the Closing Date.

The following are the further terms and conditions of this Agreement:

ARTICLE 1
INTERPRETATION

1.1	Definitions: In this Agreement and the schedule hereto:

	(a)	“Agent’s counsel” means Richard Bardenstein, Adv., and Fogler, Rubinoff LLP;

(b)

“Applicable Securities Laws” means, as applicable, the securities laws, the regulations, rules, rulings and orders in the Reporting Jurisdictions, the applicable policy statements issued by the securities regulators in each of the Reporting Jurisdictions, and the rules of the TSX-V;

	(c)	“Applicable Securities Laws of the Selling Jurisdictions” means, as applicable, the securities laws, regulations, rules, rulings and orders in the State of Israel;

(d)

“Assets” means the assets, undertaking, property and rights of the Corporation of every kind and description and wheresoever situated, including, without limitation, the Contracts to which the Corporation is a party or has rights or obligations under and all other assets and property that the Corporation purports to own and all assets and property reflected as being owned by the Corporation in its financial books and records;

	(e)	“Auditor” means MSCM LLP, Chartered Accountants, the auditors of the Company;

	(f)	“BRM” means BRM Group Ltd., a corporation duly registered under the laws of the State of Israel.

(g)

“Broker Options” means the broker options issuable to the Agent entitling the Agent to acquire such number of Common Shares as is equal to 7% of the number of Subscription Receipts sold pursuant to the Brokered Offering; provided, however, that in the event that BRM enters into an agreement with the Company for the purchase of Subscription Receipts, the Agent shall be entitled to Broker Options in connection with such purchase by BRM, to acquire such number of Common Shares as is equal to 4% of the number of Subscription Receipts sold to BRM. Each Broker Option is exercisable for a period of 36 months at an exercise price of $0.40 USD per Broker Option;

(h)	“Brokered Offering” means that part of the Offering relating to Purchasers introduced to the Company by the Agent;

(i)	“Business” means the identification, review, acquisition and development of oil and gas exploration properties onshore and offshore the State of Israel;

(j)	“Business Day” means a day, other than Saturdays, Sundays and statutory holidays, when the banks conducting business in the Toronto are generally open for the transaction of banking business;

(k)	“Closing Date” means the date of issuance of the Subscription Receipts, being y, 2010 or such other date(s) as the Agent and the Company may agree upon;

(l)	“Closing Time” means 11:30 a.m. (Toronto time) or such other time, on the Closing Date, as the Agent and the Company may agree upon;

(m)	“Common Shares” means the common shares in the capital of the Company;

(n)	“Company’s counsel” means Aird & Berlis LLP;

(o)

“Due Diligence Materials” means the materials appearing on the Firmex online database up to and as of October 28, 2010 as well as the TSX Listing Application draft dated November 9, 2010, and other materials delivered to Agent or its counsel; provided, that the Company shall continue to bear responsibility for notifying Agent and Agent’s counsel regarding all relevant developments, documents, decisions, and other materials from October 28, 2010 until the date of Closing, and to provide Agent and its counsel with copies of all such documents, decisions and materials without delay.

(p)	“Escrow Release Conditions” means the following conditions:

(i) confirmation by the TSX-V indicating that all conditions to the listing of the Corporation’s common shares on the TSX-V have been fulfilled;

(ii) there shall have been no material adverse change in the financial condition, business, operations or prospects of the Corporation; and

(iii) the Corporation shall not be in breach or default of any of its covenants or obligations under this Agreement, except those breaches or defaults that have been waived by the Agent;

(q)

“Escrow Release Date” means the date the Escrow Release Conditions have been fulfilled and the proceeds of the Offering, less any fees due in accordance with this Agreement to the Agent, have been paid to the Company and the Agent;

(r)	”Financial Statements” means, collectively,

(i)	the comparative audited financial statements of the Company for the fiscal year ended September 2009, together with the notes thereto and the auditors’ report thereon; and

(ii)	the comparative unaudited financial statements of the Company for the 9 months ended June 30, 2010, together with the notes thereto;

(s)

“Liability” of any Person means (i) any right against such Person to payment, whether or not such right is reduced to judgment, and whether or not the amount is liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured; (ii) any right against such Person to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to any equitable remedy is reduced to judgment, and whether or not the amount is fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured; and (iii) any obligation of such Person for the performance of any covenant or agreement (whether for the payment of money or otherwise);

(t)

“Material Adverse Effect” means a material adverse effect on (i) the Business, Assets, Liabilities, condition (financial or otherwise), management, results of operations or shareholders’ equity of the Corporation, or (ii) the ability of the Corporation to complete the Offering; provided, however, that it will not include any fact, circumstance, event, change, effect, or occurrence: (i) relating to the global economy or securities markets in general; or (ii) changes in general economic conditions in Canada or any country or region in the world, or changes in conditions in the global economy generally (to the extent that such effect has not had a disproportionate effect on the Corporation relative to other companies in the industry in which it carries on business);

(u)

“Person” means an individual, a firm, a corporation, a syndicate, a partnership, a trust, an association, an unincorporated organization, a joint venture, an investment club, a government or an agency or political subdivision thereof and every other form of legal or business entity of any nature or kind whatsoever;

(v)	“Public Record” means all information publicly filed by or on behalf of the Company pursuant to Applicable Securities Laws since January 1, 2002, including, without limitation;

(w)	“Purchasers” means the purchasers of the Subscription Receipts;

(x)

“Redemption Price” means the price at which the Company will repurchase the Subscription Receipts in the event that the Escrow Release Conditions are not met and the investor has elected not to exercise the Subscription Receipts. The Redemption Price shall equal the aggregate purchase price paid by the investor for the Subscription Receipts without any deduction but with interest, if any;

(y)	“Reporting Jurisdictions” means the Province of British Columbia;

(z)	“Securities Act” means the United States Securities Act of 1933, as amended;

(aa)	“Securities Commissions” means the securities commissions or similar regulatory authorities in the Selling Jurisdictions;

(bb)

“Selling Jurisdictions” means such jurisdictions outside the United States and Canada which are agreed to by the Company and the Agent, except that when referring to compliance with applicable law, it is deemed to refer only to the State of Israel;

(cc)	“Subsidiaries” means those entities listed in Schedule “A” hereto;

(dd)

“Subscription Agreements” means the agreements in writing to be entered into between the subscribers for Subscription Receipts and the Company setting out the contractual relationship between the subscribers for Subscription Receipts and the Company;

(ee)

“to the best of the knowledge, information and belief of the Company” or “to the best of the Company’s knowledge” or “to the best of the knowledge of the Company” means (unless otherwise expressly stated) a statement of the Company’s officers’ and/or senior employees’ or consultants’ and/or any one of these persons’ knowledge of the facts or circumstances to which such phrase relates after having made due inquiries and investigations in connection with such facts and circumstances;

(ff)	“TSX-V” means the TSX Venture Exchange;

(gg)	“TSX Listing Application” means the listing application delivered by the Company to the TSX-V, dated November 9, 2010, and disclosed to the Agent;

(hh)	“United States” has the meaning ascribed to that term in Regulation S of the Securities Act;

(ii)	“U.S. Person” has the meaning ascribed to that term in Regulation S of the Securities Act;

(jj)	“Warrants” means the common share purchase warrants of the Company comprising part of the Units; and

(kk)	“Warrant Shares” means the Common Shares issuable upon exercise of the Warrants.

1.2    Other Defined Terms: In addition, the terms “misrepresentation”, “material change”, “material fact”, “distribution”, “distribution to the public” and “distribute” shall have the meanings ascribed thereto under the Applicable Securities Laws.

1.3    General: The terms “this Agreement”, “hereto”, “herein”, “hereby”, “hereunder”, “hereof” and similar expressions refer to the agreement of the parties set forth herein and not to any particular paragraph or other portion of this Agreement.

1.4    Plural and Gender: Whenever used in this Agreement, words importing the singular number only shall include the plural and vice versa and words importing the masculine gender shall include the feminine gender and neuter.

1.5    Currency: All references to monetary amounts in this Agreement are to lawful money of Canada.

ARTICLE 2
THE SUBSCRIPTION RECEIPTS

2.1    Issue of Subscription Receipts: On the Closing Date and subject to the terms of this Agreement, the Company will duly and validly issue the Subscription Receipts pursuant to the terms of the Subscription Agreements.

2.2     Attributes of the Subscription Recipts: The material attributes and characteristics of the Subscription Receipts shall be substantially as described herein.

2.3    Issue of Units: Upon the exercise of the Subscription Receipts, the Company will duly and validly issue the Units.

ARTICLE 3
THE OFFERING

3.1    Sale on Exempt Basis: The Agent will use its best efforts to arrange for Purchasers of the Subscription Receipts in the Selling Jurisdictions. The Agent shall offer for sale on behalf of the Company the Subscription Receipts in the Selling Jurisdictions in compliance with the Applicable Securities Laws of the Selling Jurisdictions and only to such Persons and in such manner so that, pursuant to the provisions of the Applicable Securities Laws of Canada and Israel, no prospectus or offering memorandum or other similar document need be filed with, or delivered to, any Securities Commission in connection therewith.

3.2    Appointment of Co-Agent and Sub-Agents: The Company agrees that the Agent has the right to invite one or more investment dealers to form an agency group to participate in the soliciting of offers to purchase the Subscription Receipts. The Agent shall have the exclusive right to control all compensation arrangements between the members of the agency group provided that no additional compensation is payable by the Company other than as set forth in section 9. The Company grants all of the rights and benefits of this Agreement to any investment dealers so appointed by the Agent and appoints the Agent as trustee of such rights and benefits for such investment dealers, and the Agent hereby accepts such trust and agrees to hold such rights and benefits for and on behalf of such investment dealer. The Agent shall ensure that any investment dealers appointed pursuant to the provisions of this paragraph or with whom the Agent has a contractual relationship with respect to the Offering, if any, agree with the Agent to comply with the covenants and obligations given by the Agent herein and shall use its commercially reasonable best efforts to cause such investment dealers to ensure that they comply with the terms of this Agreement otherwise applicable to the Agent.

3.3    Covenants of the Agent: The Agent covenants with the Company that (i) it will comply with all the Applicable Securities Laws of the Selling Jurisdictions in which it solicits or procures subscriptions for Subscription Receipts in connection with the Offering, (ii) it will not solicit and have not solicited offers to purchase or sell the Subscription Receipts so as to require the registration of, or the filing of a prospectus with respect to, the Subscription Receipts under the laws of the Selling Jurisdictions or the Reporting Jurisdiction and, without the consent of the Company or as otherwise contemplated in this Agreement, solicit offers to purchase or sell the Subscription Receipts in any jurisdiction outside of the Selling Jurisdictions where the solicitation or sale of the Subscription Receipts would result in any ongoing disclosure requirements in such jurisdiction, any registration requirements except for the filing of a notice or report of the solicitation or sale, or where the Company may be subject to liability in connection with the sale of the Subscription Receipts which is materially more onerous than its liability under, taken together with, the Applicable Securities Laws, and (iii) it will obtain from each Purchaser an executed Subscription Agreement in a form reasonably acceptable to the Company and the Agent.

3.4    Covenants of the Company: The Company agrees that it will: (i) duly, punctually and faithfully perform all the obligations to be performed by it under the Subscription Agreements; and (ii) as soon as reasonably possible, and (provided it has been provided with executed Subscription Agreements in a form reasonably acceptable to the Company and the Agent in a timely fashion) in any event by the Closing Date, take all such steps as may reasonably be necessary to enable the Subscription Receipts to be offered for sale and sold on a private placement basis in the Selling Jurisdictions through the Agent or any other investment dealers or brokers registered in the Selling Jurisdictions by way of the exemptions from the requirement to prepare and file a prospectus set forth in the Applicable Securities Laws and the Applicable Securities Laws of the Selling Jurisdictions in accordance with this Agreement and the Subscription Agreements, and, for greater certainty, without the preparation and delivery of an “offering memorandum”, as defined under the Applicable Securities Laws, or similar document. The Agent agrees to use its best efforts to assist the Company in all respects to secure compliance with all the Applicable Securities Laws and the Applicable Securities Laws of the Selling Jurisdictions in connection with the sale of the Subscription Receipts. All fees payable in connection with such filings shall be at the expense of the Company.

3.5    No Offering Memorandum: Neither the Company nor the Agent shall: (i) provide to prospective purchasers of Subscription Receipts any document or other material that would constitute an offering memorandum within the meaning of the applicable securities laws of the Selling Jurisdictions; or (ii) engage in any form of general solicitation or general advertising in connection with the offer and sale of the Subscription Receipts, including but not limited to, causing the sale of the Subscription Receipts to be advertised in any newspaper, magazine, printed public media, printed media or similar medium of general and regular paid circulation, broadcast over radio, television or telecommunications, including electronic display, or otherwise, or conduct any seminar or meeting relating to any offer and sale of the Subscription Receipts whose attendees have been invited by general solicitation or advertising.

3.6    Non-U.S. and Canadian Offering: The Agent, or any of their respective affiliates, or any person acting on behalf of any of the Agent, will not offer or sell any of the Subscription Receipts to U.S. or Canadian Persons or in the United States or Canada, or undertake any activity for the purpose of, or that could reasonably be expected to have the effect of, conditioning the market for the Subscription Receipts in the United States or Canada.

ARTICLE 4
DUE DILIGENCE REVIEW

4.1    Due Diligence: Prior to the Closing Time, the Company shall allow the Agent the opportunity to conduct such due diligence, including meeting with senior management of the Company and the Auditor, as the Agent and the Agent’s counsel reasonably require to be able to satisfy themselves as a result of such due diligence, including without limitation a review of the Due Diligence Materials, that the Public Record is accurate, complete and current in all material respects, that no new information which would have a Material Adverse Effect to the Company or the Offering has come to light, to fulfill the Agent’s obligations, as agent, and to enable the Agent to responsibly complete the private placement of the Subscription Receipts described herein.

The Company hereby represents and warrants that all documents, correspondence and other information that it or its legal counsel or any of its agents has placed on the Firmex online database or that the Company has submitted to Agent or Agent’s counsel in the context of Agent’s due diligence examination of the Company are true, accurate, and neither contain any misstatements of any material fact nor omit any information necessary so that each documents or information shall not be misleading. The Company further acknowledges that Agent has relied on it and its legal counsel to bring all materially relevant information generally covered in due diligence proceedings, including such information that was not specifically requested.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES

5.1    The Company represents, warrants and covenants to and with the Agent, and acknowledges that the Agent is relying upon such representations and warranties, that:

(a)

Incorporation and Organization: Each of the Company and its Subsidiaries has been duly incorporated and organized and is validly existing under the laws of its jurisdiction of incorporation and has the requisite power, authority and capacity to carry on its business as now conducted and to own, lease and operate its property and assets;

(b)	Subsidiaries: Schedule “A” hereto lists each Subsidiary of the Company and accurately summarizes the percentage or direct or indirect ownership of each such Subsidiary by the Company;

(c)

Ownership of Subsidiaries: all of the issued shares of or other ownership interests in each Subsidiary owned directly or indirectly by the Company are free and clear of any pledge, lien, security interest, charge, claim or encumbrance;

(d)

Operations of Subsidiaries: other than as disclosed in the Due Diligence Materials and the Public Record, each of the Subsidiaries has no material assets or liabilities, is not a party to any material agreement and no material revenues are booked through such Subsidiaries;

(e)

Extra-Provincial Registration: Each of the Company and its Subsidiaries, to the extent required by law, is licensed, registered or qualified as an extra-provincial or foreign corporation in all jurisdictions where the character of the property or assets thereof owned or leased or the nature of the activities conducted by it make licensing, registration or qualification necessary and each is carrying on the business thereof in compliance with all applicable laws, rules and regulations of each such jurisdiction;

(f)

Authorized Capital: The authorized capital of the Company consists of an unlimited number of Common Shares, of which 62,640,001 are issued and outstanding as fully paid and non-assessable shares of the Company on the Closing Date;

(g)

Issuance of Securities: The Company has taken, or will by the Closing Date take, all necessary corporate actions to authorize and approve the issue and sale of, and the delivery of certificates representing, the Subscription Receipts. The Common Shares issuable upon the exercise of the Subscription Receipts have been, or will by the Closing Date be, authorized and reserved for issue and the Common Shares will, when issued, be validly issued as fully paid and non-assessable shares in the capital of the Company;

(h)

Warrants: The Company has taken, or will by the Closing Date take, all necessary corporate action to authorize and approve the issue, sale of and delivery of certificates representing the Warrants, and upon such issuance and delivery the Warrants will be a valid obligation of the Company enforceable in accordance with its terms. The Warrant Shares issuable upon exercise of the Warrants have been, or will by the Closing Date be, authorized and reserved and will, upon payment in full of the applicable exercise price therefor in accordance with the terms of the certificate evidencing the Warrants, when issued, be validly issued and outstanding as fully paid and non-assessable shares in the capital of the Company;

(i)	Grant of Broker Options:

(i)

All necessary corporate action has been taken, or will be taken by the Closing Date, to authorize and approve the grant of the Broker Options, and the delivery of the certificates representing the Broker Options upon the exercise of part or all of the Subscription Receipts, and upon such issuance and delivery to the Agent, the Broker Options will be valid obligations of the Company enforceable in accordance with their terms; and

(ii)

The Common Shares issuable upon the due exercise of the Broker Options have been, or will by the Closing Date be, authorized and reserved for issuance and will, upon payment in full of the applicable exercise price therefor in accordance with the terms of the Broker Options, when issued, be validly issued and outstanding as fully paid and non-assessable shares of the Company;

(j)

Return of Funds: In the event that the Escrow Release Conditions are not satisfied, and the Purchaser does not opt to have the Subscription Receipts converted, the Company shall redeem the Subscription Receipts for the Redemption Price without any deduction or interest.

(k)

Compliance with Laws: Each of the Company and its Subsidiaries has conducted and is conducting its respective business in compliance in all material respects with all applicable laws, rules and regulations in each jurisdiction where any material portion of its respective business is carried on and is duly licensed, registered or qualified in all jurisdictions in which it owns, leases or operates any material portion of its property or carries on any material portion of its business to enable its business and assets to be owned, leased and operated, except to the extent that the failure to so comply or to be so licensed, registered or qualified would not have a Material Adverse Effect on the Company and the Subsidiaries, on a consolidated basis, and all such licences, registrations or qualifications which are material are valid and existing in good standing;

(l)

Consents, Approvals and Conflicts: None of the offering and sale of the Subscription Receipts, the Common Shares issuable thereunder, the Warrants and the Common Shares issuable upon exercise of the Warrants, the Broker Options and the Common Shares issuable upon exercise thereof, the execution and delivery of this Agreement, the Subscription Agreements, the Broker Options, the compliance by the Company with the provisions of this Agreement, the Subscription Agreements or the consummation of the transactions contemplated herein and therein including, without limitation, the issue of the Subscription Receipts to the Purchasers for the consideration and upon the terms and conditions as set forth in the Subscription Agreements, the issue of the Common Shares issuable under the Subscription Receipts, the issue of the Warrants and the Common Shares issuable upon exercise of the Warrants, the issue of the Broker Options and the Common Shares issuable upon exercise thereof do or will (i) require the consent, approval, or authorization, order or agreement of, or registration or qualification with, any governmental agency, body or authority, court, stock exchange, securities regulatory authority or other Person, except (A) such as have been obtained, or (B) such as may be required under the Applicable Securities Laws and under the policies of the TSX-V and will be obtained by the Closing Date, or (ii) to the best of the knowledge of the Company, conflict with or result in any breach or violation of any of the provisions of, or constitute a default under, any indenture, mortgage, deed of trust, lease or other agreement or instrument to which the Company is a party or by which it or any of the properties or assets thereof is bound, or (iii) conflict with or result in any breach or violation of any of the provisions of, or constitute a default under, the notice of articles or articles of the Company or any resolution passed by the directors (or any committee thereof) or shareholders of the Company, or any statute or any judgment, decree, order, rule, policy or regulation of any court, governmental authority, any arbitrator, stock exchange or securities regulatory authority applicable to the Company or any of the properties or assets thereof which could have a material adverse affect on the condition (financial or otherwise), business, properties or results of operations of the Company (taken as a whole).

(m)

No Material Changes: There has not been any material change in the capital, assets, Liabilities (absolute, accrued, contingent or otherwise) or obligations (absolute, accrued, contingent or otherwise) of the Company and the Subsidiaries, on a consolidated basis, from the position set forth in the Public Record and there has not been any change which would have a Material Adverse Effect in the Business, operations or condition (financial or otherwise) or results of the operations of the Company and the Subsidiaries, on a consolidated basis, and to the best of the knowledge, information and belief of the Company, there have been no material facts, transactions, events or occurrences which could Materially Adversely Affect such capital, assets, Liabilities (absolute, accrued, contingent or otherwise), obligations, business, operations, condition or prospects (financial or otherwise) of the Company and the Subsidiaries (taken as a whole) which have not been generally disclosed to the public or disclosed in writing to the Agent;

(n)

Description of Assets: The description of the assets and liabilities (absolute, accrued, contingent or otherwise) of the Company and its Subsidiaries set forth in the Public Record fairly represents, in accordance with generally accepted accounting principles in Canada, the financial position and condition of the Company and the Subsidiaries (taken as a whole) at the dates thereof and reflects all material liabilities (absolute, accrued, contingent or otherwise) of the Company and the Subsidiaries, on a consolidated basis, as at the dates thereof and, other than as disclosed to the Agent in writing or in the Due Diligence materials, the Company and the Subsidiaries, on a consolidated basis, have no additional Material Liabilities (absolute, accrued, contingent or otherwise) which are not set forth in the Financial Statements and the assets of the Company and the Subsidiaries, on a consolidated basis, are in all material respects as set forth in the Public Record;

(o)

No Litigation: There are no actions, suits, proceedings, inquiries or investigations existing, or to the best of the Company’s knowledge, pending or threatened against or adversely affecting the Company or any of its Subsidiaries or to which any of the property or assets thereof is subject, at law or equity, or before or by any court, federal, provincial, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which may in any way Materially Adversely Affect the condition (financial or otherwise), property, assets, operations or business of the Company or its Subsidiaries (taken as a whole) or their ability to perform the obligations thereof and neither the Company nor any of its Subsidiaries is subject to any judgment, order, writ, injunction, decree, award, rule, policy or regulation of any governmental authority, which, either separately or in the aggregate, may result in a Material Adverse Effect on the condition (financial or otherwise), property, assets, operations or Business of the Company and the Subsidiaries, on a consolidated basis, or the ability of the Company to perform its obligations pursuant hereto;

(p)

No Default: The Company is not in default or breach of, and the execution, delivery and performance of this Agreement and the transactions contemplated hereby will not result in any breach of, or constitute a material default under, or create a state of facts which, after notice or lapse of time or both, would constitute a material default under the constating documents, by-laws or resolutions of the Company or any material mortgage, note, indenture, contract, agreement (written or oral), instrument, lease or other document to which it is a party or is bound or any judgment, decree, order, statute, rule or regulation applicable to the Company or its Subsidiaries which might reasonably be expected to materially adversely affect the capital, assets, liabilities (absolute, accrued, contingent or otherwise), obligations, property, business, operations, condition or prospects (financial or otherwise) of the Company and the Subsidiaries, on a consolidated basis;

(q)

Public Disclosure: The information and statements set forth in the Public Record were, as of the date thereof, in compliance in all material respects with the Applicable Securities Laws and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. There is no material fact known to the Company which the Company has not publicly disclosed which Materially Adversely Affects the assets, Liabilities (contingent or otherwise), affairs, Business, prospects, operations or condition (financial or otherwise) of the Company and the Subsidiaries, on a consolidated basis, or the ability of the Company to perform its obligations under this Agreement or the Subscription Agreements. The Company has not filed any confidential material change reports with any securities regulatory authority that is still maintained on a confidential basis;

(r)

Timely Disclosure: The Company is in compliance with all timely disclosure obligations under the Applicable Securities Laws and, without limiting the generality of the foregoing, there has not occurred any material adverse change, financial or otherwise, in the assets, liabilities (contingent or otherwise), business, condition (financial or otherwise), capital or prospects of the Company and the Subsidiaries, on a consolidated basis, which has not been publicly disclosed and none of the documents filed by or on behalf of the Company pursuant to the Applicable Securities Laws contain a material misrepresentation at the date of the filing thereof;

(s)

No Cease Trade Order: No order preventing, ceasing or suspending trading in any securities of the Company or prohibiting the issue and sale of securities by the Company has been issued and no proceedings for either of such purposes have been instituted or, to the best of the knowledge of the Company, are pending, contemplated or threatened;

(t)

Financial Statements: The Financial Statements have been prepared in accordance with Canadian generally accepted accounting principles applied on a basis consistent with prior periods (except as disclosed in such financial statements), are substantially correct in every particular and present fairly the financial condition and position of the Company as at the dates thereof and such financial statements contain no direct or implied statement of a material fact which is untrue on the date of such financial statements and do not omit to state any material fact which is required by Canadian generally accepted accounting principles or by applicable law to be stated or reflected therein or which is necessary to make the statements contained therein not misleading;

(u)	Changes in Financial Position: Since February 6, 2006:

	(i)	the Company has not paid or declared any dividend or incurred any material capital expenditure or made any commitment therefore;

(ii)

the Company has not incurred any obligation or liability, direct or indirect, contingent or otherwise, except in the ordinary course of business and which is not, and which in the aggregate are not, material; and

	(iii)	the Company has not entered into any material transaction,

except in each case as disclosed in the Public Record;

(v)

No Contemplated Changes: Except as disclosed in the Due Diligence Materials and the Public Record, the Company and each of its Subsidiaries has not, other than in the ordinary course of business, approved, is not contemplating, has not entered into any agreement in respect of, nor has any knowledge of:

(i)

the purchase of any property or assets or any interest therein or the sale, transfer or other disposition of any property or assets or any interest therein currently owned, directly or indirectly, by the Company or any of its Subsidiaries whether by asset sale, transfer of shares or otherwise;

	(ii)	the change of control (by sale or transfer of shares or sale of all or substantially all of the property and assets of the Company or any of its Subsidiaries or otherwise) of the Company; or

	(iii)	a proposed or planned disposition of shares by any shareholder who owns, directly or indirectly, 10% or more of the outstanding shares of the Company;

(w)

Convertible Securities: Other than subscribers for Warrants, the Broker Options and as disclosed in the Public Record and as permissible under the Company’s Stock Option Plan, no person holds any securities convertible or exchangeable into securities of the Company or any of the Subsidiaries or has any agreement, warrant, option, right or privilege being or capable of becoming an agreement, warrant, option or right for the purchase, subscription or issuance of any unissued Common Shares or other securities of the Company or any of its Subsidiaries;

(x)

No Pre-emptive Rights: The issuance of the Subscription Receipts, the Common Shares issuable thereunder, the Warrants and the Common Shares issuable upon exercise of the Warrants, the Broker Options and the Common Shares issuable upon exercise thereof will not be subject to any pre-emptive right or other contractual right to purchase securities granted by the Company or to which the Company is subject;

(y)

Authority and Enforceability: The Company has all the necessary corporate power and authority to enter into this Agreement and the Subscription Agreements and to do all acts and things and execute and deliver all documents as are required hereunder or thereunder to be done, observed, performed or executed and delivered by it in accordance with the terms hereof or thereof and the Company has taken, or will by the Closing Date take, all necessary corporate action to authorize the creation, execution, delivery and performance of this Agreement, the Subscription Agreements, the certificates representing the Subscription Receipts and the certificates representing the Broker Options, to sell and issue the Subscription Receipts, the Common Shares issuable thereunder, the Warrants and the Common Shares issuable upon exercise of the Warrants, the Broker Options and the Common Shares issuable upon exercise thereof, and to observe and perform the provisions of this Agreement, the Subscription Agreements, the certificates representing and the certificates representing the Broker Options in accordance with the provisions hereof or thereof; this Agreement, the Subscription Agreements, the certificates representing the Subscription Receipts and the certificates representing the Broker Options have been or will be duly authorized, executed and delivered by the Company, and this Agreement, the Subscription Agreements, the certificates representing the Warrants and the certificates representing the Broker Options will, on the Closing Date, be legal, valid and binding obligations of the Company enforceable against it in accordance with their respective terms, subject to the general qualifications that:

	(i)	enforceability may be limited by bankruptcy, insolvency or other laws affecting creditors’ rights generally;

	(ii)	equitable remedies, including the remedies of specific performance and injunctive relief, are available only at the discretion of the applicable court; and

	(iii)	rights to indemnity and contribution hereunder may be limited under applicable law;

(z)

Compliance with the Applicable Securities Laws: The Company has taken, or will by the Closing Date take, all such steps as may be necessary to comply with the Applicable Securities Laws such that the execution of this Agreement, the Subscription Agreements, the certificates representing the Subscription Receipts and the certificates representing the Broker Options and the issuance of the Subscription Receipts, the Common Shares issuable thereunder, the Warrants and the Common Shares issuable upon exercise of the Warrants, the Broker Options and the Common Shares issuable upon exercise thereof and the Units by the Company to the Purchasers will be exempt from the registration and prospectus requirements of the Applicable Securities Laws, subject to the filing of all necessary reports, certificates or undertakings and fees required to be filed and paid under the Applicable Securities Laws;

(aa)	Transfer Agent: Computershare Investor Services Inc., at its principal office in the City of Toronto, is the duly appointed registrar and transfer agent for the Common Shares;

(bb)

Listing: The Company has received conditional approval for the listing of its Common Shares for trading through the facilities of the TSX-V upon the Company fulfilling all of the necessary reports, certificates or undertakings and fees required to be filed with and paid to the TSX-V;

(cc)	Reporting Issuer: The Company is a “reporting issuer” not in default of the Applicable Securities Laws in the Reporting Jurisdiction;

(dd)

Ownership of Assets: Other than as disclosed in the Due Diligence Materials and the Public Record and with such exceptions as are not material to it: (i) the Company (or its Subsidiaries) is the sole legal and beneficial owner of all of the material assets of the Company, including, without limitation, the concessions, licences, leases or other instruments conferring the oil and gas rights and all other interests in natural resource properties as described in the Due Diligence Materials and the Public Record, free of all mortgages, liens, charges, pledges, security interests, encumbrances, claims or demands whatsoever; (ii) no other material property rights are necessary for the conduct of current business of the Company and its Subsidiaries in respect of the properties the Company or its Subsidiaries currently hold; and (iii) there are no material restrictions on the ability of the Company or its Subsidiaries to use, transfer or otherwise exploit any such property rights, and the Company does not know of any claim or basis for a claim that may materially adversely affect such rights;

(ee)

Exploitation of Oil and Gas Properties: The Company and each of its Subsidiaries has all necessary surface rights, access rights and other necessary rights and interests relating to the properties on which the Company and each of its Subsidiaries conducts business or proposes to conduct business granting the Company and each of its Subsidiaries the right and ability to explore for oil and gas for development purposes as are appropriate in view of the rights and interest therein of the Company and its Subsidiaries with only such exceptions as do not materially interfere with the use made by the Company of the rights or interests so held and each of the proprietary interests or rights and each of the documents, agreements and instruments and obligations relating thereto referred to above is currently in good standing in the name of the Company or its Subsidiaries, as applicable;

(ff)

Property Agreements: Any and all of the agreements and other documents and instruments pursuant to which the Company holds the property and assets thereof are valid and subsisting agreements, documents or instruments in full force and effect, enforceable in accordance with the terms thereof, the Company is not in default of any of the material provisions of any such agreements, documents or instruments, nor to the best of the Company’s knowledge, has any such default been alleged, and such properties and assets in the jurisdictions in which they are situated, all leases, licenses and claims pursuant to which the Company or its Subsidiaries derive the interests thereof in such property and assets are in good standing and there has been no material default under any such lease, license or claim and all taxes required to be paid with respect to such properties and assets to the date hereof have been paid;

(gg)

Minute Books: To the best of the Company’s knowledge, the minute books of the Company and each of its Subsidiaries contain full, true and correct copies of the constating documents of the Company and its Subsidiaries, as applicable, and, at the Closing Time, will contain copies of substantially all minutes of all meetings and substantially all resolutions of the directors, committees of directors and shareholders of the Company and its Subsidiaries, respectively, and all such meetings were duly called and properly held and such minutes were properly adopted and approved;

(hh)

Taxes and Tax Returns: With the sole exception of the Company’s 2009 tax returns, which the Company represents will be filed before the end of December 2010, the Company and its Subsidiaries have filed in a timely manner all necessary tax returns and notices and have paid all applicable taxes of whatsoever nature for all tax years ended prior to the date hereof to the extent that such taxes have become due or have been alleged to be due and the Company is not aware of any tax deficiencies or interest or penalties accrued or accruing, or, to the best of the Company’s knowledge, alleged to be accrued or accruing, thereon where, in any of the above cases, it might reasonably be expected to have a Material Adverse Effect on the condition (financial or otherwise), or in the earnings, business affairs or business prospects of the Company and the Subsidiaries, on a consolidated basis, and there are no agreements, waivers or other arrangements providing for an extension of time with respect to the filing of any tax return by the Company or its Subsidiaries or the payment of any material tax, governmental charge, penalty, interest or fine against the Company or its Subsidiaries, there are no material actions, suits, proceedings, investigations or claims now threatened or, to the best of its knowledge, pending against the Company which could result in a material liability in respect of taxes, charges or levies of any governmental authority, penalties, interest, fines, assessments or reassessments or any matters under discussion with any governmental authority relating to taxes, governmental charges, penalties, interest, fines, assessments or reassessments asserted by any such authority and the Company and its Subsidiaries have withheld from each payment to each of the present and former officers, directors and employees thereof the amount of all taxes and other amounts, including, but not limited to, income tax and other deductions, required to be withheld therefrom, and has paid the same or will pay the same when due to the proper tax or other receiving authority within the time required under applicable tax legislation;

(ii)

Agreements and Actions: The Company is not in violation of any term of its constating documents. The Company is not in violation of any term or provision of any agreement, indenture or other instrument applicable to it which would, or could, result in any Material Adverse Effect on the Business, condition (financial or otherwise), affairs or operations of the Company.

The Company is not in default in the payment of any obligation owed which is now due and there is no action, suit, proceeding or investigation commenced or, to the knowledge of the Company after due inquiry, pending or threatened which, either in any case or in the aggregate, might result in any Material Adverse Effect on the business, condition (financial or otherwise), affairs, prospects or operations of the Company or in any of the material properties or assets thereof or in any material liability on the part of the Company or which places, or could place, in question the validity or enforceability of this Agreement, the Subscription Agreements or any document or instrument delivered, or to be delivered, by the Company pursuant hereto or thereto;

(jj)

No Defaults: Neither the Company nor any of its Subsidiaries is in default of any material term, covenant or condition under or in respect of any judgment, order, agreement or instrument to which it is a party or to which it or any of the property or assets thereof are or may be subject, and no event has occurred and is continuing, and to the best of the Company’s knowledge no circumstance exists which has not been waived, which constitutes a default by any party in respect of any material commitment, agreement, document or other instrument to which the Company or any of its Subsidiaries is a party or by which it is otherwise bound entitling any other party thereto to accelerate the maturity of any amount owing thereunder which could have a material adverse affect upon the condition (financial or otherwise), property, assets, operations or business of the Company and the Subsidiaries, on a consolidated basis;

(kk)

Compliance with Employment Laws: The Company and its Subsidiaries are in compliance with all laws and regulations respecting employment and employment practices, terms and conditions of employment, pay equity and wages, except where such non-compliance would not constitute an adverse material fact concerning the Company or result in an adverse material change to the Company, and has not and is not engaged in any unfair labour practice, there is no labour strike, dispute, slowdown, stoppage, complaint or grievance pending or, to the best of the knowledge of the Company, threatened against the Company or its Subsidiaries, no union representation question exists respecting the employees of the Company or its Subsidiaries and no collective bargaining agreement is in place or currently being negotiated by the Company or any of its Subsidiaries, neither the Company nor any of its Subsidiaries have received any notice of any unresolved matter and there are no outstanding orders under the Employment Standards Act (British Columbia), the Human Rights Code (British Columbia), the Occupational Health and Safety Act (British Columbia) or the Workers’ Compensation Act (British Columbia) or any other similar legislation in any jurisdiction in which the Company or its Subsidiaries carries on business, no employee has any agreement as to the length of notice required to terminate his or her employment with the Company or its Subsidiaries in excess of twelve months or equivalent compensation and all benefit or pension plans of the Company are funded in accordance with applicable laws and no past service funding liability exists thereunder; and

(ll)	Environmental Compliance: The Company and its Subsidiaries:

(i)

and the property, assets and operations thereof comply, to the best of the Company’s knowledge, in all material respects with all applicable Environmental Laws (which term means and includes, without limitation, any and all applicable international, federal, provincial, state, municipal or local laws, statutes, regulations, treaties, orders, judgments, decrees, ordinances, official directives and all authorizations relating to the environment, occupational health and safety, or any Environmental Activity (which term means and includes, without limitation, any past, present or future activity, event or circumstance by or in respect of a Contaminant (which term means and includes, without limitation, any pollutants, hazardous wastes, hazardous materials, hazardous substances or contaminants or any other matter (including any of the foregoing), which is defined or described as such pursuant to any such applicable Environmental Law), including, without limitation, the storage, use, holding, collection, purchase, accumulation, assessment, generation, manufacture, construction, processing, treatment, stabilization, disposition, handling or transportation thereof, or the release, escape, leaching, dispersal or migration thereof into the natural environment, including the movement through or in the air, soil, surface water or groundwater));

(ii)

do not have any knowledge of, and have not received any notice of, any material claim, judicial or administrative proceeding, pending or threatened against, or which may materially adversely affect, the Company and the Subsidiaries, on a consolidated basis, or any of the property, assets or operations thereof, relating to, or alleging any violation of any Environmental Laws, the Company is not aware of any facts which could give rise to any such claim or judicial or administrative proceeding and, to the best of the Company’s knowledge, neither the Company nor any of its Subsidiaries nor any of the property, assets or operations thereof is the subject of any investigation, evaluation, audit or review by any Governmental Authority (which term means and includes, without limitation, any national, federal government, province, state, municipality or other political subdivision of any of the foregoing, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any corporation or other entity owned or controlled (through stock or capital ownership or otherwise) by any of the foregoing) to determine whether any violation of any Environmental Laws has occurred or is occurring or whether any remedial action is needed in connection with a release of any Contaminant into the environment, except for compliance investigations conducted in the normal course by any Governmental Authority;

(iii)

has not given or filed any notice under any federal, state, provincial or local law with respect to any Environmental Activity that to the best of the Company’s knowledge would result in the Company nor any of its Subsidiaries having any liability (whether contingent or otherwise) in connection with any Environmental Activity and the Company is not aware of any notice being given under any federal, state, provincial or local law or of any liability (whether contingent or otherwise) with respect to any Environmental Activity relating to or affecting the Company or its Subsidiaries or the property, assets, business or operations thereof; and

(iv)

is not, to the best of the Company’s knowledge, subject to any contingent or other liability relating to the restoration or rehabilitation of land, water or any other part of the environment or non-compliance with Environmental Law.

5.2    The Agent represents, warrants and covenants to and with the Company, and acknowledges that the Company is relying on such representations and warranties, that:

(a)

Incorporation and Organization: The Agent has been duly incorporated and organized and is validly existing under the laws of its jurisdiction of incorporation and has the requisite power, authority and capacity to carry on its business as now conducted and to own, lease and operate its property and assets.

(b)

Qualification: The Agent and, to the best of its knowledge after due inquiry, all sub-Agents, are qualified to so act in the Selling Jurisdictions, and the Agent is an “accredited investor” under the Applicable Securities Laws

(c)

Offering: In connection with the Offering, the Agent will solicit and sell the Subscription Receipts in compliance with all the Applicable Securities Laws of the Selling Jurisdictions. The Agent has not solicited and will not solicit offers to purchase or sell the Subscription Receipts so as to require the registration of or the filing of a prospectus with respect to the Units under the laws of any jurisdiction and has not solicited and will not solicit offers to purchase or sell the Subscription Receipts in any jurisdiction outside of the Selling Jurisdictions.

ARTICLE 6
COVENANTS

6.1	Covenants: The Company agrees that:

	(a)	the Company shall duly, punctually and faithfully perform all the obligations to be performed by it under this Agreement;

(b)

the Company shall fulfill all legal requirements to permit the creation, issue, offering and sale of the Subscription Receipts and the Common Shares and Warrants underling the Subscription Receipts and the Common Shares comprising the Broker Options, including, without limitation, assuming that the representations and warranties in the Subscription Agreements of the subscribers for the Subscription Receipts are true and correct and that the Agent complies with the provisions of this Agreement, the Company will comply with all applicable laws to enable the Subscription Receipts to be offered for sale and sold in the Selling Jurisdictions without the necessity of filing a prospectus or an offering memorandum under the applicable laws through investment dealers or brokers registered under the applicable securities laws of the Selling Jurisdictions who have complied with the relevant provisions of such laws;

(c)

the Company shall make all necessary arrangements with the TSX-V in order to comply with the conditional consent provided by the TSX-V in order that the the Common Shares underlining the Subscription Receipts, and the Warrants and the Common Shares underlying the Broker Options are listed and posted for trading on the TSX-V on or as soon as practicable after the Closing Time;

(d)	the Company shall use reasonable commercial efforts to maintain its status as a reporting issuer in the Reporting Jurisdiction;

(e)

within the required time limits, the Company shall file such documents as may be required under the Applicable Securities Laws relating to the private placement of the Subscription Receipts which, without limiting the generality of the foregoing, shall include, if applicable, a Form 45-106F1 as prescribed by National Instrument 45-106 adopted by the Canadian Securities Administrators and any other corresponding filings under the applicable securities laws of the Selling Jurisdictions;

(f)

it will not, without the prior written consent of the Agent, issue or announce the issuance of any securities of the Company other than the securities contemplated in this Agreement during the period commencing from the date hereof up to the Closing Date, other than any shares issued upon the exercise of previously issued options and share purchase warrants and shares issued in the normal course of business for the purpose of minor property acquisitions; and

(g)

except for the Offering, the Company shall not issue or sell any Common Shares or financial instruments convertible or exchangeable into Common Shares, other than for purposes of director, officer, consultant or employee stock options, or to satisfy existing instruments of the Company already issued as of the date hereof, for a period of 120 days from the Closing Date, without the prior consent of the Agent, such consent not to be unreasonably withheld.

ARTICLE 7
CLOSING

7.1    Closing. The sale of the Subscription Receipts shall be completed at the Closing Time at the offices of the Company’s Counsel, Brookfield Place, 181 Bay Street, Suite 1800, Toronto, Ontario at 11:30 a.m. (Toronto time) or at such other place as the Company and the Agent may agree. Subject to the satisfaction of the conditions set forth in Article 8, the Agent, on the Closing Date, shall deliver to the Company all completed Subscription Agreements with completed schedules attached thereto against delivery by the Company of the certificates referred to in Sections 8.1(e) and (f).

ARTICLE 8
CONDITIONS OF CLOSING

8.1    Conditions of Closing: The obligations of the Agent hereunder shall be conditional upon the Agent receiving, and the Agent shall have the right on the Closing Date on behalf of subscribers for the Subscription Receipts to withdraw all subscriptions delivered and not previously withdrawn by subscribers unless the Agent receives, on the Closing Date:

(a)

a legal opinion of the Company’s counsel, in form and substance satisfactory to the Agent, both acting reasonably, with respect to such matters as the Agent may reasonably request, and including, inter alia, an opinion to the effect that:

	(i)	the Company and each of its Subsidiaries are corporations existing under the laws of their jurisdiction of incorporation and has not been dissolved;

	(ii)	the Company and each of its Subsidiaries has all requisite corporate capacity and power to own and operate its property and assets and to carry on its business as now conducted by it;

(iii)

the Company has all requisite corporate capacity and power to make the Offering and to execute and deliver this Agreement, including the certificates representing the Broker Options, and to perform all of its obligations contemplated thereunder, including the issue of the Common Shares issuable upon the exercise of the Broker Options;

	(iv)	as at the Closing Date, the authorized capital of the Company consists of an unlimited number of Common Shares, of which, 62,640,001 Common Shares are issued and outstanding;

(v)

the execution and delivery of this Agreement, including the certificate representing the Broker Options and the performance by the Company of its obligations thereunder, including the issue of the Common Shares issuable upon the exercise of the Broker Options do not and will not result in a breach of, and do not and will not conflict with, any of the terms, conditions or provisions of the constating documents of the Company or the resolutions of the directors or shareholders of the Company;

(vi)

all necessary corporate action has been taken by the Company to authorize the execution and delivery of this Agreement and other necessary documents, including the certificates representing the Broker Options and the completion of the Offering; this Agreement and each of such necessary documents has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable in accordance with its terms (subject to the usual qualifications);

(vii)

all necessary corporate action has been taken by the Company to authorize the allotment and issue of the Subscription Receipts, the creation, allotment and issue of the Broker Options upon exercise of any part of the Subscription Receipts and the Common Shares issuable upon the due exercise of the Broker Options have been allotted and reserved for issuance by the Company and, when issued in accordance with the due exercise of the Broker Options, in accordance with the terms and conditions of the certificates representing the Options, such Common Shares shall be issued as fully-paid and non-assessable shares of the Company;

(viii)

the issuance and sale of the Subscription Receipts and the issuance of the Broker Options have been and will be effected in such a manner as to be exempt, by instrument or statute or regulation or order, from the prospectus requirements of the Selling Jurisdictions, and no documents are required to be filed, proceedings taken or approvals, permits, consents or authorizations of regulatory authorities obtained under Applicable Securities Laws and Applicable Securities Laws of the Selling Jurisdictions to permit the issue and sale by the Company of the Subscription Receipts and the issuance of the Broker Options (subject to filing private placement forms and paying requisite filing fees);

(ix)

no prospectus will be required and no documents are required to be filed, proceedings taken or approvals, permits, consents or authorizations of regulatory authorities obtained under applicable securities legislation to permit the issue and delivery by the Company of the Common Shares upon the exercise of the Subscription Receipts, Warrants or Broker Options in accordance with the terms and conditions of the certificates representing such securities (subject to the usual filings, if any);

(x)

the first trade of the Subscription Receipts, the Warrants, the Broker Options and the Common Shares issuable thereunder will be a distribution unless at the time of such trade the usual qualifications are met;

(xi)

the certificates representing the Common Shares, Warrants and the Broker Options have been approved by the directors of the Corporation and comply with applicable law, including any necessary legends; and

(xii)	such other matters as the Agent or counsel for the Agent may reasonably require;

(b)

a favourable legal opinion dated the Closing Date of local counsel to the Company, addressed to the Agent, in form and substance satisfactory to the Agent and its counsel, acting reasonably, with respect to the title and/or interest of the Company and any of its Subsidiaries in the Eitan, Notera, Gabriela, Samuel, Yitzhak, Sara and Myra Licenses; and also to the effect that each of the Company’s Subsidiaries is in full compliance, as of the Closing Date, with the representations and warranties contained in subsections a, f, k, o, p, dd, ee, ff, hh, jj, and kk of section 5 above, mutatis mutandis.

It is understood that the Company’s counsel may rely on certificates of officers of the Company on its own behalf and on behalf of the Company as to matters of fact. It is further understood that the Agent’s counsel may rely on the opinion of the Company’s counsel as to matters which specifically relate to the Company;

(c)

a certificate of the Company, dated the Closing Date, addressed to the Agent and signed by the Chief Executive Officer or the Chief Financial Officer, regarding the articles and by-laws of the Company, the resolutions of the directors and shareholders of the Company, and also certifying that:

(i)	the Company has complied with and satisfied at or prior to the Closing Time all terms and conditions of this Agreement on its part to be complied with;

(ii)	the representations and warranties of the Company set forth in this Agreement are true and correct, in all material respects, at the Closing Time, as if made at such time; and

(iii)	no event of the nature referred to in Sections 10.2 (b) and/or (d) has occurred or to the knowledge of such officers is pending, contemplated or threatened;

(d)

definitive certificates representing, in the aggregate, all of the Subscription Receipts, registered in such name or names as the Agent shall notify the Company in writing of not less than forty-eight (48) hours prior to the Closing Time; and

(e)	such other documentation, certificates, opinions or the like that Agent may reasonable require;

all in a form and substance satisfactory to Agent.

8.2    The Closing and the obligations of the Company and the Agent to complete the issue and sale of the Subscription Receipts are subject to receipt of all required regulatory approval for or acceptance of the Offering.

8.3    To the extent that an agreement for any other financing for the issuance and sale of the Company’s shares, involving terms that are preferable to those offered to the Purchasers brought by Agent under this agreement, within 30 days prior to or after the execution of this agreement, then the Agent shall, as a condition of Closing, inform the Purchasers of such other financing and the preferred terms, and enable the Purchasers to choose whether they wish to receive Subscription Receipts, or to exercise the Subscription Receipts into Units; or rather, they wish not to proceed with the transaction contemplated hereunder and to receive their Redemption Price.

ARTICLE 9
FEES, EXPENSES AND RIGHT OF FIRST REFUSAL

9.1    Fees: In consideration for their services hereunder, the Company and/or Adira Israel shall pay to the Agent on the Escrow Release Date in accordance with the provisions of section 9.3 below (as a deduction from the amount to be paid to the Company in respect of the subscriptions for Subscription Receipts delivered to and accepted by the Company), a cash commission equal to seven per cent (7%) of the aggregate gross proceeds of the Brokered Offering, including any Subscription Receipts purchased by the Agent as principal hereunder, plus VAT in accordance with Israeli law. In addition, in the event that BRM purchases Subscription Receipts from the Company, then Agent shall be entitled to a cash commission equal to 4% (four percent) of the aggregate gross proceeds received from the purchase by BRM, plus VAT in accordance with Israeli law.

9.2     Broker Options: In addition to the cash commission and fees set forth in Section 9.1 hereof, the Company agrees to grant to the Agent on the Escrow Release Date, the Broker Options, plus VAT on the Broker Options in accordance with Israeli law, and in accordance with the provisions of section 9.3 below. The Broker Options shall be exercisable following the Escrow Release Date until the date which is 36 months from the Closing Date. The terms governing the Broker Options will be set out in the certificate representing the Broker Options, as applicable. The certificate representing the Broker Options will include, among other things, provisions for the appropriate adjustment in the class, number and price of the Broker Options and Common Shares upon exercise of the Broker Options, upon the occurrence of certain events, including any subdivision, consolidation or reclassification of the Common Shares, the payment of stock dividends and the amalgamation of the Company.

9.3    To effect payment of the cash amounts (fees and VAT) referred to in sections 9.1 and 9.2 above, the Agent will issue the invoice(s) + VAT to Adira Israel (per this agreement and as presented to the Agent) and Adira Israel shall, on the Escrow Release Date, give the Agent checks payable to the Agent, each postdated to five days after the Escrow Release Date – one check shall be in an amount equal to the total of all fees plus VAT payable under section 9.1; and the second check shall be in an amount equal to the VAT payable on the Broker Options, according to their fair market value based on the Black-Scholes model. On the day preceding the Escrow Release Date, the Agent shall notify the Company in writing regarding the amount of each of the above checks in New Israeli Shekels.

9.4    Expenses: The Company will pay all reasonable costs and expenses incurred in connection with the distribution of the Subscription Receipts, including without limitation, reasonable fees and expenses of the Agent, including fees and disbursements of legal counsel, up to a maximum of $37,500 plus disbursements and taxes if applicable, all expenses of or incidental to the creation, issuance, sale or distribution of the Subscription Receipts, transfer agent and filing fees, all reasonable expenses of the Agent in connection with the marketing of the Offering up to a maximum of $7,000 plus disbursements and taxes if applicable, and such other expenses as agreed between the parties. All fees and expenses of the Agent will be paid by the Company on the Closing Date upon the Company receiving an invoice from the Agent (as a deduction from the amount to be paid to the Company in respect of the subscriptions for Subscription Receipts delivered to and accepted by the Company). Notwithstanding the foregoing, such costs and expenses of the Agent will be payable by the Company whether or not the distribution of the Subscription Receipts is completed.

9.5    Right of First Refusal: If the Company initiates any financings or listing activities in Israel or on the Tel Aviv Stock Exchange (TASE) within twelve months from the Escrow Release Date (the “Exclusive Period”), the Company agrees to offer to the Agent the right to participate in the capacity of lead agent, lead underwriter, lead adviser or IPO manager. The Agent at its discretion may choose to accept the lead role as above, or to act as co-lead, in which latter event it is agreed that Agent will have the right to handle at least 50% of any such financing. For the sake of clarity, the financing transactions in Israel covered by this section shall also include, without limitation, subscription of participation units or other partnership financings that do not involve sale of Company securities. If the Agent cannot confirm within 10 days of receiving written notice that it can fill the lead (or co-lead) capacity as mentioned above on a best efforts basis, the Company is free to offer the proposed financing to another firm, with the Agent as a syndicate member for up to 15% of syndicate, in the event an alternative lead agent, lead underwriter, lead adviser or IPO manager agrees to same, or proceed on the financing on its own accord as a transaction where no agent, underwriter or advisor is involved. Notwithstanding the above, if the Company receives a bona fide “bought deal” offer in writing, the Company does not have the obligation to present such offer to the Agent under the right of first refusal; if, however, a “bought deal” offer is amended at any time to a “best efforts” offer, then the Company shall be obligated to comply with the terms of this section without delay. In addition, the Agent will cooperate in good faith with the Company’s Canadian agent in the Offering, to enable each to participate in subsequent financings led by the other, in accordance with the level of financing each agent can bring.

ARTICLE 10
EARLY TERMINATION

10.1   Breach of Representations, etc. All representations, warranties, covenants, terms and conditions of this Agreement shall be construed as conditions, and any breach or failure by the Company to comply with any such representation, warranty, covenant, term or condition shall entitle the Agent to terminate its obligations to distribute the Subscription Receipts by written notice to that effect given to the Company prior to the Closing Date. The Agent may waive, in whole or in part, any breach of, default under or non-compliance by the Company with, any representation, warranty, term or condition hereof, or extend the time for compliance therewith, without prejudice to any of its rights in respect of any other representation, warranty, term or condition hereof, any other breach of, default under or non-compliance with any other representation, warranty, term or condition hereof, provided that any such waiver or extension shall be binding on the Agent only if the same is in writing.

10.2   Rights of Termination: The Agent may terminate its obligations hereunder in the event that after the date hereof and at or prior to the Closing Time:

(a)	the Agent is not satisfied in its sole discretion with the results of the due diligence review and investigation of the Company conducted by the Agent;

(b)

any inquiry, investigation or other proceeding is commenced or any order is issued under or pursuant to any statute of Canada or of any of the provinces of Canada, or any other applicable law or regulatory authority (unless solely based on the activities or alleged activities of the Agent or its agent), or there is any change of law, regulation or policy or the interpretation or administration thereof, which operates to materially prevent or restrict trading in the Subscription Receipts or the marketability or distribution to the public, as the case may be, of the Subscription Receipts, and has not been rescinded, revoked or withdrawn;

(c)

the state of the financial markets is such that the Subscription Receipts and the Common shares underlining the Subscription Receipts cannot, in the sole opinion of the Agent, acting reasonably, be successfully marketed;

(d)

any order to cease or suspend trading of any securities of the Company, or prohibiting or restricting the distribution of the Subscription Receipts is made, or proceedings are announced or commenced for the making of any such order, by any securities regulatory authority, the TSX-V or any other comparable authority, and has not been rescinded, revoked or withdrawn;

(e)

there shall occur any material change (actual, contemplated or threatened) or any change in a material fact or occurrence of a material fact or event in respect of the business, operations, assets or affairs of the Company, which in the opinion of the Agent, acting reasonably, could be expected to have a material adverse affect on the market price or value of the Subscription Receipts;

(f)

there should develop, occur or come into effect or existence any event, action, state, condition or major financial occurrence of national or international consequence or any action by government, law or regulation, inquiry or other occurrence of any nature whatsoever which, in the sole opinion of the Agent, acting reasonably, materially adversely affects or may materially adversely affect the Canadian, U.S. or international financial markets, the marketing or distribution of the Subscription Receipts or the business, operations or affairs of the Company such that it would not be practical (in the sole opinion of the Agent, acting reasonably) to market the Subscription Receipts or which would render the Subscription Receipts unsaleable; or

(g)

the Company is in breach of default under or non-compliance with any material term, covenant or condition of this Agreement or the Subscription Agreements or a representation or warranty given by the Company in this Agreement or the Subscription Agreements is or becomes false on or before the Closing Time.

10.3  Waiver: The Agent may exercise any or all of the rights provided for in Sections 8.1, 10.1 or 10.2 notwithstanding any act or thing taken or done by the Agent or any action by the Agent, whether before or after the occurrence of any material change, including, without limitation, any act of the Agent related to the offering or continued offering of the Subscription Receipts for sale, other than any unlawful act relating solely to the Agent, and the Agent shall only be considered to have waived or be estopped from expressing or relying upon any of its rights under or pursuant to Sections 8.1, 10.1 or 10.2 if such waiver or estoppel is in writing and specifically waives or estops such exercise or reliance.

10.4  Notice: Any termination pursuant to the terms of this Agreement shall be effected by notice in writing delivered to the Company, provided that no termination shall discharge or otherwise affect any obligation of the Company under Sections 9.3 or 11. The rights of the Agent to terminate its obligations hereunder are in addition to, and without prejudice to, any other remedies it may have.

ARTICLE 11
INDEMNIFICATION AND CONTRIBUTION

11.1  Indemnity: The Company hereby covenants and agrees to indemnify and save harmless the Agent and each investment dealer which is a member of any agency group formed by the Agent in connection with the Offering, each of the affiliates of each of them and the respective directors, officers, employees and agents of the Agent and each investment dealer which is a member of any agency group formed by the Agent in connection with the Offering and of each of the affiliates of each of them (in this section each an “Indemnified Person” and collectively the “Indemnified Persons”) from and against all losses (other than a loss of profits), claims, damages, liabilities, costs and expenses caused or incurred by reason of or in any way arising, directly or indirectly, out of enforcing this Agreement or:

(a)

any statement or information contained in the Public Record to the Closing Date (except information and statements relating solely to, and provided by, the Agent or any investment dealer which is a member of any agency group formed by the Agent in connection with the Offering) which at the time and in light of the circumstances under which it was made containing a misrepresentation or being untrue, false or misleading;

(b)

the omission or alleged omission to state in the Public Record to the Closing Date (except information and statements relating solely to, and provided by, the Agent or any investment dealer which is a member of any agency group formed by the Agent in connection with the Offering) any material fact required to be stated therein or necessary to make any statement therein not misleading in light of the circumstances under which it was made;

(c)

any order made or inquiry, investigation or proceeding commenced or threatened by any officer or official of the TSX-V, any securities commission or authority or any other competent authority, not based upon the activities or the alleged activities of the Agent or any member of any agency group formed by the Agent in connection with the Offering, based upon any untrue, false or misleading statement or omission or alleged untrue, false or misleading statement or omission or any misrepresentation or alleged misrepresentation in the Public Record which prevents or restricts trading in the Subscription Receipts in any of the Selling Jurisdictions;

(d)	the non-compliance by the Company with any of the Applicable Securities Laws or other applicable laws in connection with the transactions contemplated herein;

(e)	any gross negligence or willful misconduct by the Company relating to or connected with the sale by the Company of the Subscription Receipts; or

(f)

the material breach of, or default under, any term, condition, covenant or agreement of the Company made or contained herein or in any other document of the Company delivered pursuant hereto or made by the Company in connection with the sale of the Subscription Receipts or any representation or warranty of the Company made or contained herein or in any other document of the Company delivered pursuant hereto or in connection with the sale of the Subscription Receipts being or being alleged to be untrue, false or misleading, provided that the Company shall not be liable under this Section 11 to the extent that a court of competent jurisdiction shall have determined by a final judgement that such loss, claim, damage, liability, cost or expense resulted from any act or failure to act undertaken or omitted to be undertaken by the Indemnified Party through its bad faith, negligence, wilful misconduct or fraud. If any matter or thing contemplated by this Section 11 shall be asserted against any Indemnified Person in respect of which indemnification is or might reasonably be considered to be provided hereunder, or in any potential claim contemplated by this section shall come to the knowledge of an Indemnified Person, such Indemnified Person shall notify the Company as soon as possible of the nature of such claim and the Company shall be entitled, but not required, to participate in or assume the defence of any suit brought to enforce such claim; provided, however, that the defence shall be through legal counsel reasonably acceptable to the Indemnified Person and that no settlement may be made by the Company or the Indemnified Person without the prior written consent of the other of them and the Company shall not be liable for any settlement of any such claim unless it has consented in writing to such settlement.

11.2  Counsel: In any claim referred to in Section 11.1 hereof, the Indemnified Person shall have the right to retain separate legal counsel to act on his, her or its behalf, provided that the fees and disbursements of such separate legal counsel shall be paid by the Indemnified Person unless:

(a)	the Company fails to assume the defence of such claim on behalf of the Indemnified Person within ten days of receiving written notice of such claim;

(b)	the Company and the Indemnified Person shall have mutually agreed in writing to the retention of such separate legal counsel; or

(c)

the named parties to any such claim (including any added, third or impleaded parties) include both the Company and the Indemnified Person and the Indemnified Person has been advised by legal counsel thereto that representation of both the Company and the Indemnified Person by the same legal counsel would be inappropriate due to actual or potential differing interests between them;

in which event or events the reasonable fees and disbursements of such separate legal counsel shall be paid by the Company, subject as hereinafter provided. Where more than one Indemnified Person is entitled to retain separate counsel in the circumstances described in this Section 11.2 above, all Indemnified Persons shall be represented by one separate legal counsel and the reasonable fees and disbursements of only one separate legal counsel for all Indemnified Persons shall be paid by the Company, unless:

(i)	the Company and the Indemnified Persons have mutually agreed in writing to the retention of more than one legal counsel for the Indemnified Persons; or

(ii)

the Indemnified Persons have or any of them has been advised in writing by legal counsel in a written opinion that representation of all of the Indemnified Persons by the same legal counsel would be inappropriate due to actual or potential differing interests between them.

11.3  Waiver of Right: The Company hereby waives its right to recover contribution from the Agent and the other Indemnified Persons with respect to any liability of the Company by reason of or arising out of the indemnity provided by the Company in this Section 11, provided, however, that such waiver shall not apply in respect of an Indemnified Person for liability caused or incurred by reason or arising out of any act or failure to act undertaken or omitted to be undertaken by the Agent or other Indemnified Person through its bad faith, negligence, wilful misconduct or fraud, any information or statements relating solely to, and provided by, the Agent or any member of an agency group formed by the Agent in connection with the Offering or any failure by the Agent or any member of an agency group formed by the Agent in connection with the Offering to provide to Purchasers any document which the Company is required to provide to the Purchasers and which the Company has provided or made available to the Agent or any member of an agency group formed by the Agent in connection with the Offering to forward to the Purchasers.

11.4  Contribution:

(a)

In order to provide for just and equitable contribution in circumstances in which the indemnity contained in this Section 11 is, for any reason of policy or otherwise, held by a court to be unavailable, in whole or in part, to an Indemnified Person other than in accordance with the terms of such section, each of the Company, the Agent and the party or parties seeking indemnification shall contribute to the aggregate liabilities, claims, demands, losses (other than losses of profit in connection with the distribution of the Subscription Receipts), costs, damages and expenses (including legal or other expenses reasonably incurred in connection with investigation or defence of the same) to which they may be subject or which they may suffer or incur:

	(i)	in such proportion as is appropriate to reflect the relative benefit received by the Company on the one hand, and by the party or parties seeking indemnity on the other hand, from the Offering; or

(ii)

if the allocation provided by Section 11.4(a)(i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in Section 11.4(a)(i) above, but also to reflect the relative fault of the party or parties seeking indemnity, on the one hand, and the parties from whom indemnity is sought, on the other hand, in connection with the statements, commissions or omissions or other matters which resulted in such liabilities, claims, demands, losses, costs, damages or expenses as well as any other relevant equitable considerations.

The relative benefits received by the Company, on the one hand, and the Agent, on the other hand, shall be deemed to be in the same proportion that the total proceeds of the Offering received by the Company (net of fees but before deducting expenses) bear to the fees received by the Agent, provided in no event shall the amount paid or payable by the Agent as a result of such expense, loss, claim, damage or liability exceed the amount of the fees received by the Agent hereunder.

The Company agrees that it would not be just and equitable if contributions pursuant to this Agreement were determined by pro rata allocation or by any other method of allocation which does not take into account the equitable considerations referred to in the immediately preceding paragraphs. The rights to contribution provided in this paragraph shall be in addition to, and without prejudice to, any other right to contribution which the Agent may have. Notwithstanding the foregoing, a person guilty of fraudulent misrepresentation, bad faith, negligence or wilful misconduct shall not be entitled to contribution from the other party.

11.5  Held in Trust: To the extent that the indemnity contained in Section 11.1 hereof is given in favour of a Person who is not a party to this Agreement, the Company hereby constitutes the Agent as trustee for such Person for such indemnity and the covenants given by Company in this Agreement. The Agent agrees to accept such trust and hold it and such indemnity and covenants for the benefit of such Persons. The benefit of such indemnity and covenants shall be held by the Agent in trust for the Persons in favour of whom such indemnities and covenants are given and may be enforced directly by such Persons.

ARTICLE 12
SURVIVAL OF REPRESENTATIONS, WARRANTIES,
COVENANTS, TERMS AND CONDITIONS

12.1  Survival: It is understood that all representations, warranties, covenants, terms and conditions herein or contained in certificates or documents submitted pursuant to or in connection with the transactions contemplated herein shall survive the payment by the Agent for the Subscription Receipts, the termination of this Agreement and shall continue in full force and effect for the benefit of the Agent or the Company, as the case may be, regardless of any investigation by or on behalf of the Agent or the Company, as the case may be, with respect thereto for a period of 40 months from the date of issuance of the Broker Options.

ARTICLE 13
NOTICES

13.1  Notices: Any notice or other communication to be given hereunder shall be addressed to:

(a)	the Company:

120 Adelaide St. West
Suite 1204
Toronto, Ontario M5H 1T1

Attention:
Fax:

with a copy to :

Aird & Berlis LLP
Brookfield Place, 181 Bay Street
Toronto, Ontario M5J 2T9

Attention: Daniel Bloch
Fax: 416.863.1515

(b)	the Agent at:

23 Yehuda Halevi St., 26th floor
Discount Tower
Tel Aviv, Israel

Attention: Yair Ephrati
Fax: +972-3-516-5505

with a copy to :

Richard Bardenstein, Adv.
2 Ben Sira Street
Jerusalem 94181
Israel
Fax: +972-2-624-1040

and

Fogler Rubinoff LLP
95 Wellington Street West, Suite 1200
Toronto, Ontario M5J 2Z9

Attention:
Fax: 416.941.8852

Any such notice or other communication shall be in writing and may be given by telecopy or delivery, and shall be deemed to have been given twelve (12) hours after being telecopied provided that there is no indication such transmission failed (provided further that, if such time does not fall on a Business Day, the notice shall be deemed to have been so given on the next Business Day) or upon receipt by a responsible officer of the addressee if delivered.

ARTICLE 14
GENERAL

14.1  Severability: If one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained herein.

14.2  Governing Law: This agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

14.3  Time of the Essence: Time shall be of the essence of this Agreement.

14.4  Counterparts: This agreement may be executed in one or more counterparts, either in original or facsimile form, each of which so executed shall constitute an original and all of which together shall constitute one and the same agreement.

14.5  Entire Agreement: It is understood that the terms and conditions of this Agreement supersede any previous verbal or written agreement between the Agent and the Company.

[THE REMAINDER OF THIS PAGE LEFT BLANK INTENTIONALLY]

If the foregoing is in accordance with your understanding and is agreed to by you, please confirm your acceptance by signing the enclosed copies of this letter at the place indicated and by returning the same to the Agent’s counsel.

DS APEX MERGERS & ACQUISITIONS LTD.

“Yair Ephrati”
Per:
Name:	Yair Ephrati
Title:	Chief Executive Officer

“Victor Shamrich”
Per:
Name:	Victor Shamrich
Title:	Director

I/we have authority to bind the corporation.

ACCEPTED AND AGREED TO
as of the date of this Agreement.

ADIRA ENERGY LTD.

“Alan Rootenberg”
Per:
Name:	Alan Rootenberg
Title:	Chief Financial Officer

I/we have authority to bind the Corporation.

ACCEPTED AND AGREED TO
as of the date of this Agreement.

ADIRA ENERGY ISRAEL LTD.

“Gadi Levin”
Per:
Name:	Gadi Levin
Title:	Chief Financial Officer
I/we have authority to bind the Corporation.

SCHEDULE “A”
SUBSIDIARIES

Name of Subsidiary	Jurisdiction of Incorporation	Percentage and Type of Ownership
Adira Energy Holding Corp.	Ontario	100%
Adira Energy Israel Ltd.	Israel	100% owned by Adira Energy Holding Corp.
Adira Energy Israel Services Ltd.	Israel	100% owned by Adira Energy Holding Corp.
Adira Oil Technology Ltd.	Israel	100% owned by Adira Energy Holding Corp.
Adira GeoGlobal Ltd.	Israel	60% owned by Adira Energy Holding Corp.